STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO
FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is GANTOS, INC., a Michigan corporation, and GANTOS, INC., a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD: The name of the surviving corporation is GANTOS, INC., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on July 21, 2008.

SIXTH: The Agreement of Merger is on file at 6399 Wilshire Blvd., Suite 1019, Los Angeles, CA 90048, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 15th day of July, A.D., 2008.

By: /s/ Ivo Heiden
Authorized Officer

Name: IVO HEIDEN
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Title: CEO